United States securities and exchange commission logo





                 April 10, 2023

       Alex Valdes
       Chief Financial Officer
       T Stamp Inc.
       3017 Bolling Way NE
       Atlanta, GA 30305

                                                        Re: T Stamp Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed April 3, 2023
                                                            File No. 333-271091

       Dear Alex Valdes:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

               Please contact Lauren Pierce, Staff Attorney, at (202) 551-3887 or Larry Spirgel, Office
       Chief, at (202) 551-3815 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Andrew Stephenson